Exhibit 99.1

Investor Contact:

Allison Good

The Smith & Wollensky Restaurant Group

Phone: 212-838-2061

Email: agood@swrg.com

Smith & Wollensky Reports Third Quarter Financial Results

New York, November 16, 2005 – The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced financial results for the third quarter and nine months ended October 3, 2005.

Total consolidated restaurant sales for the third quarter were $26.8 million, a 9.5% increase from the corresponding period a year ago. For the first nine months of 2005, total consolidated restaurant sales were $91.8 million, a 7.8% increase from the first nine months of 2004.

Comparable consolidated restaurant sales for the third quarter grew 4.2%. Comparable consolidated restaurant sales for the first nine months increased by 1.9%. The increase in comparable consolidated restaurant sales was due primarily to sales growth at our established restaurants and an increase in banquet sales, despite the forced closure of the Company’s New Orleans location on August 28, 2005 due to the impact of Hurricane Katrina and its aftermath. The restaurant in New Orleans will remain closed as the Company continues to evaluate the extent of water and property damage to the building. The Smith & Wollensky Restaurant Group, Inc. and the New Orleans location maintain insurance policies that cover certain losses relating to flood and wind damage, as well as business interruption. Consolidated results for 2004 include the sales for the Smith & Wollensky location in New Orleans for the entire period. Consolidated results for 2005 include the sales for New Orleans only through August 28. Comparable consolidated results for 2004 and 2005 exclude the sales for our New Orleans location. The Company’s Houston and Miami Beach restaurants also experienced hurricane-related closures during the third quarter.

Net loss for the third quarter of 2005 was $2.9 million, or $(0.31) per share, compared with restated net loss of $3.2 million, or $(0.34) per share, in the comparable quarter last year. Net loss for the nine-month period was $2.3 million, or $(0.25) per share, compared with a restated net loss of $3.4 million, or $(0.36) per share, for the first nine months of 2004.

The Company continued to purchase shares under its stock repurchase program during the third quarter and has acquired approximately 292,000 shares as of October 3, 2005.

Chairman and CEO Alan Stillman commented, "This quarter marks the greatest negative impact of weather on our restaurants in our history as a public company. Certainly, the ongoing closure of our New Orleans location, in addition to more abbreviated closures in Houston and Miami Beach, has had a significant impact on our results.”

Conference Call

Alan Stillman, Chairman and CEO, and Sam Goldfinger, CFO, will conduct a conference call to review the Company’s financial results for the third quarter of 2005 and nine months ended October 3, 2005 at 5:00 p.m. ET on November 16, 2005. Interested parties may listen to the live call over the Internet via http://www.smithandwollensky.com. To listen to the live call, please go to the website at least 15 minutes early to register and to download and install any necessary audio software. If you are unable to listen live, the conference call will also be archived on the website listed above. An audio recording of the conference call, which may contain material non-public information regarding the Company’s results of operations or financial condition for the third quarter and nine months ended October 3, 2005, is expected to be posted on the Company’s website under the heading Investor Relations following the conference call.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be one of the largest-grossing à la carte restaurants in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates five other restaurants in New York, including Cité, Maloney & Porcelli, Manhattan Ocean Club, Park Avenue Café, and The Post House.

Except for historical information contained herein, the statements made in this press release regarding the Company’s business, strategy and results of operations are forward-looking statements which are based on management’s beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company’s growth strategy. For a more detailed description of such factors, please see the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(dollar amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2005	2004	2005	2004
		Restated		Restated

Consolidated restaurant sales	$ 26,813	$ 24,480	$ 91,778	$ 85,142

Total cost of consolidated restaurant sales	26,461	24,816	84,581	79,060

Income (loss) from consolidated restaurant operations	352	(336)	7,197	6,082

Management fee income	216	260	715	891

Income (loss) from consolidated and managed restaurants	568	(76)	7,912	6,973

General and administrative expenses	2,759	2,423	7,226	7,487
Royalty expense	403	360	1,379	1,236

Operating loss	(2,594)	(2,859)	(693)	(1,750)

Interest expense	(170)	(331)	(938)	(987)
Amortization of deferred debt financing costs	(3)	(32)	(58)	(76)
Interest income	41	1	63	1
Interest expense, net	(132)	(362)	(933)	(1,062)

Loss before provision for income taxes	(2,726)	(3,221)	(1,626)	(2,812)

Provision for income taxes	115	52	290	155
Loss before interest in (income) loss of consolidated variable
interest entity	(2,841)	(3,273)	(1,916)	(2,967)

Interest in (income) loss of consolidated variable interest entity	(53)	41	(427)	(388)

Net loss	$ (2,894)	$ (3,232)	$ (2,343)	$ (3,355)
Net loss per common share:
Basic and diluted	$ (0.31)	$ (0.34)	$ (0.25)	$ (0.36)
Weighted average common shares outstanding:
Basic and diluted	9,342,232	9,377,960	9,365,338	9,377,100

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(dollar amounts in thousands, except per share data)

	October 3,	January 3,
Assets	2005	2005
	Unaudited	Audited
Current assets:
Cash and cash equivalents	$ 2,358	$ 1,821
Short-term investments	246	195
Accounts receivable, net	2,871	2,366
Merchandise inventory	4,703	5,139
Prepaid expenses and other current assets	1,583	1,103
Total current assets	11,761	10,624
Property and equipment, net	61,702	73,253
Goodwill, net	6,886	6,886
Licensing agreement, net	3,512	3,637
Long-term investments	4,424	–
Other assets	4,348	4,728
Total assets	$ 92,633	$ 99,128
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 199	$ 3,329
Current portion of obligations under capital lease	136	-
Current portion of deferred gain	367	-
Accounts payable and accrued expenses	12,292	15,738
Total current liabilities	12,994	19,067

Obligations under capital lease, net of current portion	7,785	11,624
Deferred gain on sale leaseback, net of current portion	13,118
Long-term debt, net of current portion	3,164	9,611
Deferred rent	8,790	8,647
Total liabilities	45,851	48,949
Interest in consolidated variable interest entity	(565)	(572)
Stockholders' equity:
Common stock (par value $.01; authorized 40,000,000 shares;
9,257,769 and 9,378,349 shares issued and outstanding at October 3, 2005 and
January 3, 2005, respectively)	94	94
Additional paid-in capital	70,682	70,002
Accumulated deficit	(21,770)	(19,427)
Accumulated other comprehensive income	132	82
Treasury stock, 291,864 shares at October 3, 2005, at cost	(1,791)	-
	47,347	50,751
Total liabilities and stockholders' equity	$ 92,633	$ 99,128